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                                                                    EXHIBIT 5(c)



                                      AMENDMENT
                             (EFFECTIVE JANUARY 1, 1998)
                                        TO THE
                                  ADVISORY AGREEMENT
                         (EFFECTIVE DATE SEPTEMBER 23, 1993)
                                       BETWEEN
                         LINCOLN INVESTMENT MANAGEMENT, INC.
              (FORMERLY: LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY)
                                          AND
                      LINCOLN NATIONAL EQUITY-INCOME FUND, INC.


     Paragraph 6 of the Agreement relating to investment management for Lincoln National Equity-Income Fund, Inc. is hereby amended to substitute the following sentence for the first sentence of the paragraph:

          "The Fund shall pay the Adviser, as full compensation for all services rendered and all facilities and personnel furnished hereunder, a monthly fee at the annual rate of .75 of 1% on the first $500 million of the average daily net asset value of the Fund in each fiscal year, and .70 of 1% for all amounts in excess of $500 million during that fiscal year, computed in the manner used for the determination of the offering price of shares of the Fund."


                              LINCOLN INVESTMENT MANAGEMENT
                                   COMPANY

                              By: /s/ H. Thomas McMeekin
                                 --------------------------------------------
                                   H.  Thomas McMeekin



                              LINCOLN NATIONAL EQUITY-INCOME
                                   FUND, INC.


                              By:  /s/ Kelly D. Clevenger
                                  ------------------------------------------
                                   Kelly D.  Clevenger